To:	EE Name	Date:	___________

From:	T. Linebarger

Subject:	20__ Long Term Grant

I am pleased to inform you that you are one of a select group of leaders that has been awarded a 20__ Long Term Grant.

The objectives of our Long Term Grant program are as follows:

•	We want to motivate you to help us meet our key financial and strategic objectives;

•	We want to link your compensation to shareholder return and make you feel and act like owners of the company; and

•	We want you to know that we see you as a critical part of our company and to recognize your performance and potential.

Elements of Your 20__ Long Term Grant
Your Long Term Grant is made up of three equal elements:

•	Performance Cash

•	Performance Shares

•	Stock Options

Performance Cash & Performance Shares
Performance cash is a cash-based award and expressed as a U.S. dollar amount. Actual cash payout will be payable in March 20__. Performance shares are expressed as a number of shares of Cummins Common stock. Actual shares earned will be payable in March 20___.

Performance Cash and Performance Shares are measured on Return on Invested Capital (ROIC) and Earnings before Interest, Taxes, Depreciation, and Amortization (EBITDA). We believe that the combination of ROIC and EBITDA growth metrics reinforce the importance of delivering profitable growth and high returns of capital, the two most important drivers of shareholder return.

The plan places an 80% weighting on ROIC and a 20% weighting on EBITDA growth. We believe that placing a higher weighting on ROIC focuses leaders on seeking growth opportunities that deliver targeted returns.

Performance Cash and Shares are subject to the ROIC and EBITDA Payout Factor Tables in Attachment II. The payout factor ranges from 0.0 to 2.0 and is measured on both ROIC and EBITDA growth performance over the three year (20__ - 20__) performance period. The payout factor will be based on the Payout Factor Table and the Company’s final ROIC and EBITDA performance. However, all payout amounts are ultimately determined by the Compensation Committee of the Board of Directors in its discretion.

Each metric is assessed independently and then combined into a single payout factor. An example of the payout factor calculation is as follows:

Metric	Payout Factor	Weighting	Weighted Factor
ROIC	1.3	80%	1.04
EBITDA	1.0	20%	0.2
		Unrounded Factor:	1.24
		Final Factor:	1.2

Stock Options
The Stock Option portion of your grant is intended to link your compensation to long-term stock price growth. Stock options are the right to purchase a specific number of shares of the Company’s stock at a set price. The options included with your 20__ grant will vest after three years and expire ten years after the grant date. The grant price for your options will be the closing price of Cummins stock on April _, 20__ (the “grant date”).

After May __, 20__, you can log onto the Morgan Stanley website (www.stockplanconnect.com) to review and accept the terms of your performance awards and stock options. You will not be able to exercise your options or sell your stock until you complete this online acceptance process.

Termination Details - Performance Cash and Shares
Performance Cash and Performance Shares will be forfeited in the case of voluntary or involuntary termination if not employed on the date of payout. In the case of death or disability, Performance Cash and Performance Shares will be prorated based on months of active service in the performance period. If death or disability occurs in:

•	Year 1 of the performance period, the payout is based on a 1.0 target value, and the payout is made at the next available payroll processing date.

•
Year 2 of the performance period, the payout factor is calculated by using the actual year one ROIC & EBITDA and the 1.0 target ROIC & EBITDA for years two and three, and the payout is made at the next available payroll processing date.

•	Year 3 of the performance period, the payout is processed according to the original payout schedule, based on the actual payout factor.

Retirement of a participant in accordance with the terms of a Company retirement plan, will result in Performance Cash and Performance Shares being prorated based on months of active service in the performance period. The payout is processed according to the original payout schedule, based on the actual payout factor.

Termination Details - Stock Options
Stock options, even those which are vested, are forfeited in the case of voluntary or involuntary termination.

Stock options vest immediately upon death, disability and at qualified retirement, with the expiration date adjusting to the sooner of the original expiration date or 12 months (death) or 60 months (disability or qualified retirement).

Performance Period
Your grant will follow a three-year performance period, which encourages our employees to focus on the sustained growth of our company.

Should you have any follow up questions regarding your grant, please discuss with your manager. Complete details about our Long Term Grant program can be found in the Cummins Inc. Omnibus Incentive Plan, accessible through your Morgan Stanley account.

Thank you for your efforts and hard work over the past year. I look forward to working together and making 20___ successful.

T. Linebarger
Chairman and Chief Executive Officer

Attachments

Attachment I
Name: EE Name

Long Term Grant

The following table provides the details of your 20__ Long Term Grant. Attachment II provides additional plan detail.

Proposed Total Annual Grant Value*
Performance Cash Target Award
Performance Share Target Award
Stock Options (Grant Date: April __, 20__)

* The “Annual Grant Value” reflects a method used to compare Long Term Grants to market data and to calibrate grant levels. This method involves discounting the Target Award values over the award period to determine a target present value. The actual values you will receive depends on the following: (1) Cummins ROIC & EBITDA performance over the three-year performance period will determine your actual Performance Cash payout and the actual number of Performance Shares you will earn; and (2) Cummins stock price will drive the actual value of your Performance Shares and Stock Options.

Attachment II

20__ - 20__ Long Term Grant Payout Factor Table

ROIC

Payout	20__/20__ ROIC

ROIC weighted at 80% of plan

Attachment II (continued)

EBITDA

Payout	20__/20__ Cum. EBITDA

EBITDA weighted at 20% of plan